Exhibit 1.65

20 May 2021 First quarter results 2021 Kristoffer Loftesnes , Head of Business Controlling & Treasury Sigmund Toth, Interim Group CEO

2 Q1: Strong start of 2021 • Wine : Continued growth, strong margins • Spirits : Solid growth across the Nordics • Logistics : Increased volume at higher costs Operating Revenues 611 669 Q1 2020 2021 66.6 Q1 102.2 EBITDA (adj.) +8.2% OG 1 Amounts in NOK million +9.4% RG 1 Reported growth adjusted for currency translation effects and structural changes 4.7% April YTD

3 Q1: Organic growth significantly impacted by Covid - 19 Organic growth 1 overall and by reporting segment Percent 10.8% Arcus ASA Wine 3.0% Logistics 8.2% Spirits 2 4.1% 1 Reported growth adjusted for currency translation effects and structural changes 2 Reported growth adjusted for currency translation effects and structural changes calculated on external spirits sales only Q1 April YTD 2.0% Arcus ASA 4.7% 2.8% Logistics Wine Spirits 2 6.0%

4 Q1 Wine: Continued growth and improved margins 10.8% OG 1 Q1 9.7 15.9 Q1 36.6 67.5 377 425 Q1 2020 2021 Operating revenues EBITDA (adj.) EBITDA (adj.) margin (%) Amounts in NOK million 1 Reported growth adjusted for currency translation effects and structural changes • Sweden: Strong revenue increase and increased market shares • Norway: Strong revenue increase driven by Covid - 19 and early Easter, share slightly down vs. strong comparables • Finland: Growth in sales to Alko were below the market growth mainly due to lost producers in early 2020

5 Q1 Spirits: Solid growth across the Nordics • Norway, Sweden, Finland: Significant revenue growth driven by Covid - 19 restrictions and early Easter • Norway: High sales of aquavit, as well as bitter and vodka • DFTR and HORECA: Very limited sale due to Covid - 19 travel restrictions and limited offers at restaurants 4.1% OG 2 Q1 9.4 12.3 Q1 18.8 26.7 Operating revenues 1 EBITDA (adj.) EBITDA (adj.) margin (%) Amounts in NOK million 1 Operating revenues includes both external spirits sales and other revenue (internal and external bottling) 2 Reported growth adjusted for currency translation effects and structural changes calculated on external spirits sales only 200 217 Q1 2020 2021

6 Q1 Logistics: Extraordinarily high volumes, smooth deliveries • Distributed volume in Q1 was 14.5 million liters, an increase of 1.6 million liters from Q1 last year • Volumes to Vinmonopolet increased by 22.9%, timely deliveries • Negative EBITDA due to extra costs for personnel at nights and weekends to meet demand, and product - mix +3.0% OG 1 - 2.3 Q1 - 5.4 Q1 - 1.8 - 4.3 78 80 Q1 2020 2021 Operating revenues EBITDA (adj.) EBITDA (adj.) margin (%) Amounts in NOK million 1 Reported growth adjusted for currency translation effects and structural changes

7 Financial performance Kristoffer Loftesnes, Head of Business Controlling & Treasury

8 Organic growth and positive FX - effect contributed to increased operating revenues FX Operating revenues Q1 - 20 611 8.2% Organic growth 1 Structural Changes + 1.1% + 0.0% Operating revenues Q1 - 21 669 +9.4% 1 Reported growth adjusted for currency translation effects and structural changes (such as acquisitions or divestitures) Q1 - 21 Operating revenue growth Percent; NOK million

9 Q1 Group P&L: Revenues and Adjusted EBITDA well above last year Amounts in NOK million Profit and Loss This quarter 2021 2020 Operating revenues 668.8 611.2 EBITDA (adj.) 102.2 66.6 Depreciation. Amortization and Write - downs - 31.8 - 31.4 EBIT (adj.) 70.4 35.3 Other income and expenses - 21.7 0.1 EBIT 48.7 35.4 Net financials and other - 22.0 18.9 Pre - tax profit 26.7 54.3 Tax - 9.5 - 8.6 Profit/loss for the year 17.3 45.7 EPS (NOK) 0.25 0.67

Weaker EUR vs SEK and NOK give net positive effect on EBITDA for the quarter, current rates indicate negative full year effects on revenues and positive on EBITDA



Arcus
Currency rate effects¹ (Q1 2021 actuals vs. Q1 2020 actuals)
Revenues (MNOK)
EBITDA (MNOK)
NOK / EUR²
-1,9%
10.47
10.27
-0.6
-0.9
0.8
-0,1
SEK / EUR
-5,3%
10.67
10.11
N/A
5.2
N/A
NOK / SEK
+3,6%
0.98
1.02
7.4
1.6
0.7
0.6
Q1-20
Q1-21
Wine
Spirits
Wine
Spirits
Currency rate effects¹ (2021F currency rate³ vs. 2020 actuals)
Revenues (MNOK)
EBITDA (MNOK)
-6,2%
10.74
10.08
-11.1
-17.1
13.3
-1.6
-3,6%
10.49
10.11
N/A
18
N/A
-2,6%
1.02
1.00
-23.7
-3.7
-2.6
-2.6
2020A
2021A
Wine
Spirits
Wine
Spirits

1) Effects are estimates and will vary based on actual business levels. Effects include both translation and transaction effects. Other important currency pairs (not shown) include (N)SEK / USD (Revenues & COGS) and (N)SEK/ GBP (COGS on traded goods/agency products). On the Wine business. the general pricing strategy is to off-set adverse foreign exchange movements through increased prices. though this adjustment might take time. Here effects are shown before any corrective pricing. 2) NOK / EUR includes costs and revenues in DKK as DKK moves within narrow band to the EUR. 3) 2021F currency rate is estimated as weighted average of accumulated YTD average rate and current rate as of Apr 20th 2021

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11 Cash flow below Q1 2020 due to larger increase in working capital, positive FX translation effects last year and non - recurring costs Q1 - 21 Cash Flow from Operations Amounts in NOK million 102 - 40 1 - 24 Change in working capital 1 EBITDA (adj.) - 118 Other 2 Taxes 8 FX translation effect cash balances Cash Flow from operations Q1 - 21 Cash Flow from operations Q1 - 20 - 9 1 Adjusted for 20.8 MNOK net FX translation effect on working capital 2 Other; mainly explained by “other income and expenses” excluded in EBITDA (adj.) This translation effect was +36MNOK last year due to significant changes in currency rates at the beginning of Covid - 19

12 Gearing well below target at the end of Q1 Net Interest Bearing Debt (NIBD) / R12M Adjusted EBITDA by quarter (Excluding IFRS16 effects) 2.2 0.7 1.3 1.0 1.1 2020 Q1 2021 Q1 2020 Q2 2020 Q3 2020 Q4 Target < 2.5x

13 Sigmund Toth Interim Group CEO

14 Anora: The merger work is on - track • Arcus and Altia continue to be fully committed to the merger • In April, Altia received conditional approval for the merger between Arcus and Altia from the Finnish Competition and Consumer Authority (FCCA) and from the Swedish Competition Authority (SCA), and in May from The Norwegian Competition Authority (NCA) • The completion of the Merger may be delayed to the fall of 2021, since a binding agreement on the divestments required by the NCA and FCCA must be entered into prior to the completion of the Merger. The divestment processes have been initiated, and negotiations with several potential buyers are ongoing.

15 Covid - 19: Arcus works hard to keep our employees safe • Throughout he pandemic, Arcus has had a series of proactive measures to reduce risk of infection • Operations at the Gjelleråsen facility is running smooth, despite Covid - 19 measures making some of the processes more cumbersome • All employees are regularly tested. No new infections in operations since November 2020

16 Q&A Financial calendar , 2021 18 August Quarterly report Q2 10 November Quarterly report Q3 Will be adjusted/aligned after merger

Condensed statement of income

Arcus

MNOK		First quarter		Year to date		Full Year
	Note	2021	2020	2021	2020	2020
Sales	2,9	659.5	595.1	659.5	595.1	3 156.4
Other revenue	2	9.3	16.1	9.3	16.1	47.3
Total operating revenue	2,9	**668.8**	**611.2**	**668.8**	**611.2**	**3 203.7**
Cost of goods		-363.0	-349.6	-363.0	-349.6	-1 815.7
Gross Profit		**305.8**	**261.5**	**305.8**	**261.5**	**1 388.0**
Gain on sale of fixed assets		0.4	0.1	0.4	0.1	0.9
Salaries and personnel cost		-127.1	-118.5	-127.1	-118.5	-521.6
Advertising & Promotion expenses (A&P)		-21.2	-20.3	-21.2	-20.3	-111.1
Other operating expenses		-55.8	-57.4	-55.8	-57.4	-215.7
Share of profit from AC[1] and JCE[2]		0.1	1.3	0.1	1.3	2.9
Other income and expenses	3	-21.7	0.1	-21.7	0.1	-98.0
EBITDA		**80.5**	**66.7**	**80.5**	**66.7**	**445.5**
Depreciation	5,6	-29.7	-28.7	-29.7	-28.7	-115.3
Amortisations	5,6	-2.1	-2.7	-2.1	-2.7	-8.4
Operating profit (EBIT)		**48.7**	**35.4**	**48.7**	**35.4**	**321.8**
Financial income	12	7.3	79.0	7.3	79.0	114.8
Financial expenses	7,10,12	-29.3	-60.1	-29.3	-60.1	-162.3
Pre-tax profit		**26.7**	**54.3**	**26.7**	**54.3**	**274.3**
Tax		-9.5	-8.6	-9.5	-8.6	-74.4
Profit/loss for the year		**17.3**	**45.7**	**17.3**	**45.7**	**199.9**
Profit/loss for the year attributable to parent company shareholders		16.7	45.4	16.7	45.4	196.8
Profit/loss for the year attributable to non-controlling interests		0.6	0.3	0.6	0.3	3.1
Earnings per share, continued operations		0.25	0.67	0.25	0.67	2.89
Diluted earnings per share, continued operations		0.25	0.64	0.25	0.64	2.80

[1]Associated Companies, [2]Jointly Controlled Entities

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Condensed statement of financial position

MNOK		First quarter		Full Year
	Note	31.03.2021	31.03.2020	31.12.2020
Intangible assets	6	1 930.5	2 080.1	1 984.5
Tangible assets	5	1 368.8	1 427.0	1 391.9
Deferred tax asset		43.3	79.4	49.0
Financial assets		67.8	69.8	71.2
Total fixed assets		**3 410.4**	**3 656.4**	**3 496.7**
Inventories		552.9	532.7	559.7
Accounts receivables and other receivables		1 515.3	1 404.5	1 730.9
Cash and cash equivalents		324.8	206.0	481.6
Total current assets		**2 393.1**	**2 143.3**	**2 772.3**
Total assets		**5 803.5**	**5 799.6**	**6 269.0**
Paid-in equity		772.1	772.1	772.1
Retained earnings		868.4	1 094.4	1 024.3
Non-controlling interests		5.5	4.9	6.7
Total equity		**1 646.0**	**1 871.4**	**1 803.1**
Non-current liabilities to financial institutions	8	731.2	774.3	777.6
Non-current liabilities at fair value through profit or loss	7,10	7.7	59.6	6.5
Non-current lease liabilities	8	1 180.1	1 140.0	1 200.5
Pension obligations		17.7	18.5	19.7
Deferred tax liability		107.6	118.3	112.7
Other non-current liabilities		0.1	0.3	0.2
Total non-current liabilities		**2 044.5**	**2 111.0**	**2 117.1**
Current liabilities at fair value through profit or loss	7,10	46.9	0.0	70.7
Current finance lease liabilities	8	75.6	155.1	75.7
Tax payable		4.3	4.9	6.9
Dividend payable		112.9	0.0	0.0
Accounts payable and other payables		1 873.3	1 657.3	2 195.5
Total current liabilities		**2 113.0**	**1 817.3**	**2 348.8**
Total equity and liabilities		**5 803.5**	**5 799.6**	**6 269.0**

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19 Historic quarterly distribution of top - /bottom - line last five years 2016 - 2020 average Average 2016 – 2020 Arcus ASA. rounded numbers 21% 24% 31% 9% Q2 Q1 Q3 20% Q4 25% 26% 44% Operating revenues Adj. EBITDA

20 Important information T he securities referred to in this document in relation to the merger have not been, and will not be, registered under the Uni ted States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as suc h term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does no t constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia sh are s made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U .S. Securities Act provided by Rule 802 thereunder. Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connec tio n with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U.S. country, wh ich are different from those of the United States. The financial information included or referred to in this document has been prepar ed in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. com pan ies or applicable in the United States. It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. fed era l or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’ s j udgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non - U.S. court for v iolations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it ma y b e difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substant ial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws. Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, s uch as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan.

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